Registration No. 333-50033
                                                                  Rule 424(b)(3)


             SUPPLEMENT NO. 2 TO TAKE-TWO INTERACTIVE SOFTWARE, INC.
                  (THE "COMPANY") PROSPECTUS DATED MAY 26, 1998

     This Supplement dated February 12, 1999 to the Company's Prospectus dated May 26, 1998 is being furnished to holders of warrants (the "Warrants") issued in connection with the Company's initial public offering in April 1997. In accordance with the terms of the Warrant Agreement (the "Agreement") dated as of April 14, 1997 between Take-Two Software, Inc., a Delaware corporation (the "Company") and American Stock Transfer & Trust Company, as Warrant Agent ("Warrant Agent"), the Company has elected to exercise its option under the Agreement to redeem on March 15, 1999 (the "Redemption Date") all Warrants outstanding on the Redemption Date at a price (the "Redemption Price") per Warrant of ten cents ($.10).

     The Warrants, each of which entitles the holder to purchase one share of Common Stock of the Company at an exercise price of $5.50, may be exercised until 5:00 p.m., New York City time, on the Redemption Date, at which time the right to exercise the Warrants shall terminate, the Warrants shall become void and all rights available to a warrantholder under such Warrants and the Agreement, other than the right to receive the Redemption Price for all Warrants then owned, shall cease. Payment by the Company of the Redemption Price of Warrants not exercised prior to the Redemption Date will be made upon presentation and surrender to the Warrant Agent on or after the Redemption Date of certificates representing such warrants. This may be done by either mailing the Warrant certificates or by delivering the Warrant certificates in person to:

     American Stock Transfer & Trust Company
     40 Wall Street, 46th Floor
     New York, New York 10005

     Attention: Exchange Department

     A notice of redemption is being mailed to all persons appearing as registered holders of Warrants on the transfer records of the Warrant Agent as of the close of business on February 12, 1999.

     As of February 12, 1999, there were 45,634 Warrants outstanding.